UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 29, 2009

GENERAL MOTORS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On April 29, 2009, General Motors of Canada Limited (“GMCL”), a wholly owned subsidiary of General Motors Corporation (the “Parent”), entered into a Loan Agreement with Export Development Canada (“EDC”) and other Loan Parties (the “Loan Agreement”), which provides GMCL with up to C$3.0 billion in a 3-year term loan, to be drawn in C$500 million increments. Capitalized terms used in this Item 1.01 and not defined herein have the meanings designated in the Loan Agreement.

Amounts outstanding under the Loan Agreement accrue interest at a rate per annum equal to the three-month CDOR rate (which will be no less than 2.0%) plus 3.0%, and accrued interest is payable quarterly. GMCL may voluntarily repay the Loans in whole or in part at any time. Once repaid, amounts borrowed under the Loan Agreement may not be reborrowed.

With certain exceptions, GMCL’s obligations under the Loan Agreement are secured by a first lien on substantially all of its unencumbered assets, a second lien on certain of its assets previously pledged as collateral under an existing credit facility, and a first lien on its ownership interest in the Subsidiary Guarantors and in a portion of General Motors Product Services Inc.

The Loan Agreement has been guaranteed by the Parent, and by 1908 Holdings Ltd., Parkwood Holdings Ltd., and GM Overseas Funding LLC, each of which is a subsidiary of GMCL (collectively, the “Subsidiary Guarantors”). The Parent’s guarantee of GMCL’s obligations under the Loan Agreement is secured by a lien on the equity of GMCL. Because 65% of the Parent’s ownership interest in GMCL was previously pledged to the United States Department of the Treasury (the “U.S. Treasury”) under the U.S. Loan and Security Agreement dated as of December 31, 2008 by and between the Parent and the U.S. Treasury (the “U.S. Loan Agreement”), in connection with the Loan Agreement EDC received a first lien on 35% of the Parent’s equity interest in GMCL and a second lien on the remaining 65%. The Subsidiary Guarantors pledged their respective assets to secure their guarantee of the Loan Agreement.

The Loan Agreement contains various representations and warranties made by GMCL, the Parent, and the Subsidiary Guarantors on the Effective Date and each Funding Date. The Loan Agreement also contains various affirmative covenants requiring GMCL, the Parent, and the Subsidiary Guarantors to take certain actions and negative covenants restricting the ability of GMCL, the Parent, and the Subsidiary Guarantors to take certain actions. The affirmative covenants impose obligations on GMCL and the Subsidiary Guarantors with respect to, among other things, financial and other reporting to EDC, reporting on and preservation of the collateral pledged in connection with the Loan Agreement and related guarantees, compliance with applicable laws, and performance of due diligence reviews. The affirmative covenants bind the Parent with respect to, among other things, financial and other reporting to EDC, reporting on and preservation of the collateral pledged in connection with the guarantee, and performance of due diligence reviews. The negative covenants in the Loan Agreement obligate GMCL and the Subsidiary Guarantors with respect to, among other things, fundamental changes in organizational structure or lines of business, transactions with affiliates, liens, distributions, amendments or waivers of certain agreements, prepayments of senior loans, indebtedness, investments, restrictions on pension plans and other pension fund matters, actions adverse to the collateral pledged in connection with the Loan Agreement and related guarantees, limitations on the sale of assets, and change to joint venture agreements. The negative covenants in the Loan Agreement restrict the Parent with respect to, among other things, liens, amendments or waivers of certain agreements, actions adverse to the collateral pledged in connection with the guarantee, and limitations on the sale of assets.

The Loan Agreement also specifies various events of default that could entitle the EDC to accelerate the repayment of amounts borrowed under the Loan Agreement, including but not limited to failure to pay principal or interest on the EDC Loans, failure by the Parent or the Subsidiary Guarantors to pay on their guarantees, failure to pay other amounts due under the loan documents, failure to perform the covenants in the loan documents, the representations and warranties in the EDC Loan Agreement being false or misleading in any material respect, undischarged judgments in excess of US $20 million; certain bankruptcy events, the termination of any loan documents, or an event of default under the U.S. Loan Agreement or related agreements. In addition, a termination event will occur if EDC has not issued the Plan Completion Certificate by the Certification Deadline of June 1, 2009 (or later if extended by EDC).

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

GMCL borrowed C$500 million under the Loan Agreement on April 30, 2009. The information set forth above in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)

Date: May 5, 2009	By:	/s/ NICK S. CYPRUS
Nick S. Cyprus,
Controller and Chief Accounting Officer